Exhibit 99.1

Poniard Pharmaceuticals Announces

Commercial Supply Agreement for Picoplatin

South San Francisco, Calif. (November 24, 2008) – Poniard Pharmaceuticals, Inc. (NASDAQ: PARD), a biopharmaceutical company focused on oncology, today announced an agreement with Baxter Oncology GmbH for the commercial manufacture and supply of injectable picoplatin drug product. Poniard is developing picoplatin, its lead product candidate, as a potential new platform product for the treatment of solid tumors.  The Company is evaluating picoplatin in four clinical trials, including an ongoing pivotal Phase 3 trial in small cell lung cancer, Phase 2 trials in colorectal and prostate cancers, and a Phase 1 trial of an oral formulation.

“This agreement with Baxter Oncology GmbH for the commercial supply of picoplatin represents the achievement of another important milestone in our plan to develop picoplatin as an oncology platform compound addressing multiple indications, combinations and formulations,” said Ronald Martell, president and chief operating officer of Poniard.  “Baxter Oncology GmbH’s industry-leading technology and state-of-the art finish/fill production capabilities will help ensure we meet our production and quality goals as we move toward commercialization of picoplatin in 2010.”

In March 2008, Poniard entered into an agreement with W. C. Heraeus GmbH to manufacture picoplatin active pharmaceutical ingredient (API) and be ready to ship commercial quantities of picoplatin by 2009. Heraeus is the current manufacturer of picoplatin API for the Company’s four ongoing clinical trials.

About Picoplatin

Picoplatin has an improved safety profile relative to existing platinum-based cancer therapies and is designed to overcome platinum resistance associated with chemotherapy in solid tumors. It is being studied in multiple cancer indications, combinations and formulations. Picoplatin has been evaluated in more than 750 patients and has demonstrated anti-tumor activity in multiple indications with less severe kidney toxicity (nephrotoxicity) and nerve toxicity (neurotoxicity) than is commonly observed with other platinum chemotherapy drugs.

Poniard is evaluating intravenous picoplatin in an ongoing pivotal Phase 3 trial, known as SPEAR (Study of Picoplatin Efficacy After Relapse), in small cell lung cancer. This registration trial currently is being conducted under a Special Protocol Assessment (SPA) from the U.S. Food and Drug Administration and is evaluating overall survival as the primary endpoint. Picoplatin is also being evaluated in a Phase 2 clinical trial in patients with metastatic colorectal cancer and in an ongoing Phase 2 clinical trial in patients with hormone-refractory prostate cancer. Oral picoplatin is being evaluated in a Phase 1 clinical trial in solid tumors. The oral formulation of picoplatin has the same active pharmaceutical ingredient as the intravenous formulation. Picoplatin has not been approved by any regulatory authority for use in humans.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative oncology products to impact the lives of people with cancer. For additional information please visit http://www.poniard.com.

Forward Looking Statement

This release contains forward-looking statements, including statements regarding the Company’s business objectives and strategic goals, drug development plans, timing and results of clinical trials and the potential safety and efficacy of its products in development. The Company’s actual results may differ materially from those indicated in these forward-looking statements based on a number of factors, including risks and uncertainties associated with the Company’s research and development activities; the results of pre-clinical and clinical testing; the receipt and timing of required regulatory approvals; the market’s acceptance of the Company’s proposed products; the Company’s anticipated operating losses, need for future capital and ability to obtain future funding; competition from third parties; the Company’s ability to preserve and protect intellectual property rights; the Company’s dependence on third-party manufacturers and suppliers; the Company’s lack of sales and marketing experience; the Company’s ability to attract and retain key personnel; changes in technology, government regulation and general market conditions; and the risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and its Quarterly Report on Form 10-Q for the period ended September 30, 2008.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

For Further Information:

Jani Bergan
WeissComm Partners
415-946-1064
jbergan@wcpglobal.com

© 2008 Poniard Pharmaceuticals, Inc. All Rights Reserved.

Poniard and Poniard Pharmaceuticals are trademarks of Poniard Pharmaceuticals, Inc.

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